Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 20, 2025, in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-290490) and related Prospectus of Vor Biopharma Inc. for the registration of 50,999,999 shares of its common stock.

/s/ Ernst & Young LLP

November 10, 2025

Boston, Massachusetts